The J. M. Smucker Company Announces Fourth Quarter and Fiscal 2004 Results

           Company Again Achieves Record Full-Year Sales and Earnings

ORRVILLE, Ohio, June 17, 2004---The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and 2004 fiscal year ended April 30, 2004.

Full-Year Results

Sales for the year were up eight percent to $1,417.0 million, compared to $1,311.7 million for 2003. Except for industrial, all of the business areas realized increases in sales over the prior year. The Jif(R) and Crisco(R) brands contributed $656.0 million to sales for the year, compared to $571.0 million last year. Fiscal 2004 benefited from an additional month of Jif and Crisco sales totaling $47.3 million, as the merger closed on June 1, 2002, one month into last fiscal year. Excluding the additional month of Jif and Crisco and planned decreases in the industrial and foodservice areas, sales increased nearly seven percent in 2004.

Net income for 2004 was $111.4 million, or $2.21 per diluted share, compared to $96.3 million or $2.02 per diluted share last year. Net income in 2004 included pretax charges of $15.8 million, or $0.19 per share related to the Company's restructuring plans and $1.3 million or $0.02 per share in merger and integration costs. Net income for 2003 included merger-related costs of $10.5 million or $0.14 per share and restructuring costs of $2.5 million or $0.03 per share. The First Call mean earnings estimate for 2004 was $2.40 per share and excludes restructuring, merger and integration costs. The Company's earnings per share, calculated on the same basis, exceeded First Call estimates by $0.02.

"We have completed another record year with our Smucker's(R), Jif, and Crisco brands all gaining market share," said Tim Smucker, chairman and co-chief executive officer. "We look forward to the pending acquisition of International Multifoods. Multifoods will add an outstanding array of leading, North American icon brands. These brands are complementary to our own, expand the categories in which we participate, and add significantly to our existing presence in the U.S. and Canada. We are also enthusiastic about the prospects in 2005 for Smucker's Uncrustables(R). With our new Scottsville, Kentucky, plant and expanded capacity, we will be fully supporting the brand with significant marketing activity in time for the important back-to-school period. We anticipate another year of strong performance."

Operating income for the year increased by $14.1 million or nine percent over last year, while operating margin was 12.6 percent, compared to 12.5 percent last year. Gross margins were 34.8 percent in both years. Selling, distribution, and administrative (SD&A) expenses as a percentage of sales increased from 21.3 percent in 2003 to 21.6 percent this year due to increased marketing and administrative costs, primarily employee benefit costs. The additional month of Jif and Crisco sales in 2004, along with growth of the higher margin U.S. retail segment contributed to the increase in operating income.

Lower interest expense and increased interest income contributed to earnings improvement. The decrease in interest expense reflected the impact of interest rate swaps on the Company's long-term debt and an increase in capitalized interest, while interest income was higher due to an increase in average investment balances and improved yields on investments.

Fourth Quarter Results

Sales, excluding industrial, were up slightly from last year's quarter. Total sales were $325.4 million for the fourth quarter of 2004, compared to $329.0 million in the fourth quarter of 2003. Increases in the

Smucker's and Jif brands, along with the impact of favorable exchange rates, were offset by anticipated declines in Crisco sales and the planned reduction in industrial sales. The Jif and Crisco brands contributed $134.0 million to sales in the fourth quarter of 2004, compared to $143.0 million in the fourth quarter of 2003.

Net income for the fourth quarter of 2004 was $22.2 million, compared to last year's fourth quarter net income of $23.2 million. Earnings per share for the fourth quarter of 2004 were $0.44, compared to $0.46 in last year's fourth quarter. Net income for the fourth quarter of 2004 included pretax, restructuring charges of $7.0 million or $0.08 per share and $1.3 million or $0.02 per share of merger and integration costs related to the Company's pending acquisition of International Multifoods. Included in other income for the quarter was a net gain of approximately $0.02 per share related to the sale of the Company's Watsonville, California, facility. Net income for the fourth quarter of 2003 included merger-related costs of $1.6 million or $0.02 per share and restructuring costs of $2.5 million or $0.03 per share. The First Call mean earnings estimate for the fourth quarter of 2004 was $0.52 and excludes restructuring, merger and integration costs. The Company's earnings per share, calculated on the same basis, exceeded First Call estimates by $0.02.

"We are pleased with our performance for the quarter," commented Richard Smucker, president, co-chief executive officer, and chief financial officer. "We exceeded our earnings expectations for the quarter and the year and are well-positioned for the new year."

Operating income in the fourth quarter decreased approximately 14 percent from the comparable quarter last year, while operating margin decreased from 11.7 percent in the fourth quarter of 2003 to 10.2 percent in the fourth quarter of 2004. Gross margin decreased from 34.8 percent in the fourth quarter of last year to 33.0 percent in the fourth quarter of this year, due primarily to the impact of higher oil costs and an increase in restructuring expenses. Gross margins in the Company's other businesses remained fairly constant with the prior year. Much of the decrease in operating margin was due to planned costs associated with the start-up of the new Scottsville facility and restructuring costs.

Selling, distribution, and administrative (SD&A) expenses as a percentage of sales declined from 22.2 percent in the fourth quarter of 2003 to 21.8 percent in the current quarter due to decreases in marketing and selling costs, along with a decline in distribution costs. Last year's fourth quarter marketing expenses included additional costs associated with the retail rollout of Uncrustables to the northeastern section of the U.S. Benefit costs in the fourth quarter of 2004, primarily health care, continued to exceed the fourth quarter of 2003.

Lower interest expense and increased interest income contributed to earnings improvement in the fourth quarter of 2004, compared to the fourth quarter of 2003.

Segment Performance

U.S. Retail Market

The U.S. retail market segment is comprised of the Company's consumer and consumer oils business areas and represents domestic sales of Smucker's, Jif, and Crisco branded products to retail customers.

Sales in the U.S. retail market segment for the fourth quarter of 2004 were $218.1 million, compared to $222.4 million in the fourth quarter last year, a decrease of two percent. Jif and Crisco accounted for $128.2 million of fourth quarter 2004 sales, compared to $138.6 million of fourth quarter 2003 sales. For the year, sales in the segment were $1,002.3 million, up 13 percent over last year. Excluding the benefit of the additional month of Jif and Crisco, sales in the segment were up over seven percent for the year.


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

During the fourth quarter of 2004, sales in the consumer business area increased over five percent from the fourth quarter of 2003, driven by growth in the fruit spreads, toppings, and peanut butter categories. Jif sales were up five percent, while natural peanut butter was up nearly 13 percent in the fourth quarter of 2004 versus 2003. Uncrustables also contributed to the increase in consumer area sales.

In the consumer shortening and oils area, Crisco sales were down 19 percent in the fourth quarter of 2004 from last year's fourth quarter reflecting a very competitive quarter. Sales for the year however, were up six percent, excluding the additional month. As the Company indicated, it expected an aggressive pricing reaction from the competition, following the successful "Fall Bake" period. While the impact was significant for the fourth quarter of 2004, the Company believes the factors that led to the competitive response have moderated and recent results point to a rebound in the Crisco business. The Company continues to see positive response to Crisco's new products including its "zero grams trans-fat per serving" shortening that was introduced in March of 2004.

Special Markets

The Special Markets segment is comprised of the international, foodservice, beverage, and industrial business areas.

Sales in this segment were $107.3 million in the fourth quarter of 2004, compared to $106.6 million for the fourth quarter of 2003. All business areas were up with the exception of the industrial business. Excluding the industrial business, special markets increased seven percent in the fourth quarter of 2004 over last year's fourth quarter. For the year, sales in the segment were $414.7 million, compared to $421.9 million last year. Excluding the industrial business, special markets increased eight percent for the year.

International sales were up 10 percent in the fourth quarter of 2004 versus the fourth quarter of 2003, due primarily to favorable exchange rates. Exchange rates contributed $4.4 million to sales in the fourth quarter of 2004 and $16.5 million on a full-year basis. As measured in local currency, Canadian sales were up five percent versus the fourth quarter of 2003, while Henry Jones Foods
(HJF), in Australia, increased eight percent in the fourth quarter of 2004 versus the fourth quarter of 2003. In support of its strategic focus on North America, the Company completed its previously announced sale of HJF to SPC Ardmona Ltd.

Beverage sales were up 11 percent in the fourth quarter of 2004, compared to the fourth quarter of 2003, on the strength of its nonbranded business and increased sales of Santa Cruz Organic(R) and R. W. Knudsen Family(R) products.

Foodservice sales were up two percent in the fourth quarter of 2004, compared to last year's fourth quarter. Smucker's Uncrustables sales in the school market increased over 40 percent in the fourth quarter of 2004 versus the fourth quarter of 2003, while sales of Smucker's portion control items also contributed to the increase. These gains were somewhat offset by the impact of the Company's previously announced decision to discontinue as master distributor for the Lea & Perrins brand in 2004. This impacted sales by $2.1 million for the fourth quarter of 2004 and over $8 million on a full-year basis. Excluding this impact, fourth quarter 2004 sales in the foodservice area were up 10 percent, compared to the fourth quarter of 2003.

Finally, industrial sales were down 24 percent in the fourth quarter of 2004 compared to the prior year's fourth quarter. The decrease in the industrial area was due to declining sales to certain bakery ingredient customers and the impact of the ongoing exit of low margin contracts. Approximately $3.4 million in sales of now discontinued business were included in last year's fourth quarter, bringing the year-to-date


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

total to approximately $20 million.

Outlook for Fiscal 2005

The Company remains committed to increasing its earnings per share by its long-term annualized growth goal of eight percent, which equates to an earnings growth of approximately 24 percent. The additional eight million shares to be issued for the Multifoods acquisition accounts for the difference in the growth rates. This goal applies to continuing operations and excludes the impacts of restructuring, merger and integration costs, and gains and losses on sales of assets.

Results for 2005 will include approximately ten months of the Multifoods business after completion of the acquisition. Results for HJF will be accounted for as a discontinued operation and therefore will be excluded from previous years' results. Sales from continuing operations will be restated from $1,417.0 million to $1,380.1 million and earnings from continuing operations for 2004 will be restated from $2.21 to $2.17 per share. For fiscal 2005, HJF's financial results, including a $0.10 per share gain on the sale, will be reported as part of discontinued operations.

Upon completion of the Multifoods acquisition, the Company will begin the process of integrating the businesses. The Company is reviewing the Multifoods' U.S. foodservice business and evaluating strategic alternatives. As a result, the business will continue to operate as a stand-alone business.

Earnings for 2005 will include approximately $20 million or $0.20 per share in merger and integration costs and $3.0 million or approximately $0.03 per share in restructuring costs. Earnings per share will be calculated using estimated weighted-average shares of approximately 58 million. This average reflects the addition of shares to be issued in conjunction with the Multifoods acquisition.

Capital expenditures are expected to approximate $80-$85 million in 2005 with about $25 million specific to the Multifoods' operations. In addition, the Company expects to incur approximately $90 million in merger-related costs. As noted above, $20 million will be classified as merger and integration costs. The remainder will be capitalized as part of the purchase price for Multifoods. To help fund these cash requirements and the cash portion of the acquisition price, the Company has issued $100 million of unsecured senior notes and has plans to finalize a $180 million unsecured bank revolver at the close of the transaction.

Conference Call

The Company will conduct an earnings conference call and webcast on Thursday, June 17, 2004, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (800) 428-6051 in the United States or (973) 709-2089 internationally and entering replay pass code 356719. The audio replay will be available until Thursday, June 24, 2004, at 11:59 p.m. E.T.

About The J. M. Smucker Company

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's, Jif, and Crisco. For over 107 years, the Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M.


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

Smucker Company has over 2,900 employees worldwide and distributes products in more than 45 countries.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, approval of the transaction by the shareholders of the Company and Multifoods, timing of the close of the proposed transaction, the number of shares issued to Multifoods' shareholders, the ability to achieve the amount and timing of the estimated savings, the timing and amount of capital expenditures and merger and integration costs, success and cost of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils business, the Company's ability to effectively manage capacity related to Uncrustables, the strength of commodity markets from which raw materials are procured and the related impact on costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission (SEC), including Forms 10-Q, 10-K, and 8-K.

Securities Law Legends

The J. M. Smucker Company has filed with the SEC a proxy statement-prospectus and other relevant documents concerning the proposed merger transaction with International Multifoods Corp. Investors are urged to read the proxy statement-prospectus and other relevant documents filed with the SEC because they will contain important information on the proposed transaction. Investors are able to obtain free copies of the documents filed with the Commission at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by requesting them in writing from The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667,
Attention: Shareholder Relations, or by telephone at 330-682-3000.

The J. M. Smucker Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from The J. M. Smucker Company's shareholders. A list of the names of those directors and executive officers and descriptions of their interests in The J. M. Smucker Company is contained in The J. M. Smucker Company's proxy statement-prospectus dated May 4, 2004, which is filed with the SEC.

Contacts:

Investors:
Mark R. Belgya
Vice President and Treasurer
The J. M. Smucker Company
(330) 682-3000

Media:
Brenda Dempsey
Director, Corporate Communications
The J. M. Smucker Company
(330) 682-3000


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

                            THE J. M. SMUCKER COMPANY
                        STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)

                                                              Three Months Ended                    Year Ended
                                                                   April 30,                         April 30,
                                                        -----------------------------     -----------------------------
                                                            2004             2003             2004             2003
                                                        ------------     ------------     ------------     ------------
                                                                   (Dollars in thousands, except per share data)
Net Sales                                               $    325,409     $    329,007     $  1,417,011     $  1,311,744
Cost of products sold                                        213,122          213,365          915,769          854,407
Cost of products sold - restructuring                          4,845            1,256            8,464            1,256
                                                        ------------     ------------     ------------     ------------
Gross Profit                                                 107,442          114,386          492,778          456,081
Selling, distribution, and administrative expenses            70,812           72,958          305,475          279,760
Other restructuring costs                                      2,162            1,281            7,362            1,281
Merger and integration costs                                   1,266            1,630            1,266           10,511
                                                        ------------     ------------     ------------     ------------
Operating Income                                              33,202           38,517          178,675          164,529
Interest income                                                  949              415            3,379            2,039
Interest expense                                              (1,273)          (1,868)          (6,374)          (8,752)
Other income (expense) -- net                                  3,269              428            3,139           (2,426)
                                                        ------------     ------------     ------------     ------------
Income Before Income Taxes                                    36,147           37,492          178,819          155,390
Income taxes                                                  13,967           14,247           67,469           59,048
                                                        ------------     ------------     ------------     ------------
Net Income                                              $     22,180     $     23,245     $    111,350     $     96,342
                                                        ============     ============     ============     ============


Net income per common share                             $       0.44     $       0.47     $       2.24     $       2.04
                                                        ============     ============     ============     ============


Net income per common share -- assuming dilution
                                                        $       0.44     $       0.46     $       2.21     $       2.02
                                                        ============     ============     ============     ============


Weighted-average shares outstanding                       49,944,566       49,628,098       49,816,926       47,309,257
                                                        ============     ============     ============     ============
Weighted-average shares outstanding --
  assuming dilution                                       50,657,023       50,113,346       50,395,747       47,764,777
                                                        ============     ============     ============     ============


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

                            The J. M. Smucker Company
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                            April 30,
                                                      2004             2003
                                                  ------------     -------------
                                                       (Dollars in thousands)
   ASSETS
   Current Assets:
     Cash and cash equivalents*                   $    106,602      $    181,225
     Marketable securities*                             15,074                --
     Trade receivables                                 102,707           101,364
     Inventories                                       188,980           169,127
     Other current assets                               11,895            14,944
                                                  ------------     -------------
       Total Current Assets                            425,258           466,660

   Property, Plant & Equipment, Net                    329,708           274,986

   Marketable securities*                               41,589                --
   Other noncurrent assets                             887,570           873,761
                                                  ------------     -------------
                                                  $  1,684,125      $  1,615,407
                                                  ============     =============

   LIABILITIES & SHAREHOLDERS' EQUITY
   Current Liabilities:
     Accounts payable                             $     66,300      $     68,704
     Other current liabilities                         108,583            98,570
                                                  ------------     -------------
       Total Current Liabilities                       174,883           167,274

   Long-Term Debt                                      135,000           135,000
   Other Noncurrent Liabilities                        163,549           188,962
   Shareholders' Equity, Net                         1,210,693         1,124,171
                                                  ------------     -------------
                                                  $  1,684,125      $  1,615,407
                                                  ============     =============

* For comparative purposes, total cash and investments at April 30, 2004 were $163,265 compared to $181,225 at April 30, 2003.

                      Statements of Consolidated Cash Flows
                            The J. M. Smucker Company

                                                                                             Year Ended April 30,
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                   2004        2003       2002
-----------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                         $ 111,350   $  96,342   $  30,851
   Adjustments to reconcile net income to net cash provided by operating activities:

      Depreciation                                                                       37,444      35,934      23,932
      Amortization                                                                        2,414       1,817       4,625
      Deferred income tax expense (benefit)                                               6,113      (3,680)      1,545
      Changes in assets and liabilities, net of effect from business acquisitions:
               Trade receivables                                                            (92)    (43,016)     (1,217)
               Inventories                                                              (16,692)    (12,062)     (2,063)
               Other current assets                                                       3,028        (889)        (11)
               Accounts payable and accrued items                                         3,353      56,169      12,483
               Income taxes                                                             (15,979)     24,280       2,824
               Other - net                                                               (5,003)     12,705      (3,170)
-----------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                               125,936     167,600      69,799
-----------------------------------------------------------------------------------------------------------------------
Investing Activities

   Additions to property, plant, and equipment                                         (100,094)    (49,525)    (23,464)
   Purchase of marketable securities                                                    (86,439)         --          --
   Businesses acquired, net of cash acquired                                             (9,196)    (10,767)     (5,714)
   Sale and maturities of marketable securities                                          28,957          --          --
   Disposal of property, plant, and equipment                                             9,687       1,179       7,060
   Other - net                                                                           (5,454)      6,134       1,608
-----------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                                 (162,539)    (52,979)    (20,510)
-----------------------------------------------------------------------------------------------------------------------
Financing Activities

   Dividends paid                                                                       (45,724)    (33,603)    (15,568)
   Other - net                                                                            5,686       5,184       6,961
-----------------------------------------------------------------------------------------------------------------------
Net Cash Used for Financing Activities                                                  (40,038)    (28,419)     (8,607)
Effect of exchange rate changes on cash                                                   2,018       3,109         107
-----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                    (74,623)     89,311      40,789
Cash and cash equivalents at beginning of year                                          181,225      91,914      51,125
-----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                              $ 106,602   $ 181,225   $  91,914
-----------------------------------------------------------------------------------------------------------------------

(  )  Denotes use of cash

See notes to consolidated financial statements.


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

                            The J. M. Smucker Company
                   SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
                                   (Unaudited)

Summary of Quarterly Results of Operations

The following is a summary of unaudited quarterly results of operations for the years ended April 30, 2004 and 2003.

(Dollars in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------
                                                                                                Net Income
                                                                                 Net Income     per Common
                                                                                        per        Share -
                              Quarter                     Gross                      Common       Assuming
                                Ended    Net Sales       Profit    Net Income         Share       Dilution
----------------------------------------------------------------------------------------------------------
      2004              July 31, 2003      $350,307    $120,699       $25,785         $0.52          $0.51
                     October 31, 2003       385,998     135,229        32,067          0.64           0.64
                     January 31, 2004       355,297     129,408        31,318          0.63           0.62
                       April 30, 2004       325,409     107,442        22,180          0.44           0.44
----------------------------------------------------------------------------------------------------------
      2003              July 31, 2002      $274,936     $92,352       $16,017         $0.39          $0.39
                     October 31, 2002       366,975     126,412        29,087          0.59           0.58
                     January 31, 2003       340,826     122,931        27,993          0.56           0.56
                       April 30, 2003       329,007     114,386        23,245          0.47           0.46
==========================================================================================================

Annual earnings per share may not equal the sum of the individual quarters due to differences in the average number of shares outstanding during the respective periods.


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